Exhibit 99.1

Eyenovia Strengthens Balance Sheet with a $15 Million Institutional Capital Investment from Armistice Capital Master Fund Ltd.

NEW YORK—March 4, 2022—Eyenovia, Inc. (NASDAQ: EYEN), an ophthalmic pharmaceutical technology company developing a pipeline of microdose array print (MAP™) therapeutics, today announced that the company has entered into a Securities Purchase Agreement with Armistice Capital Master Fund Ltd., a leading health care investor, in an offering of 3,000,000 shares of its common stock pre-funded warrants to purchase up to 1,870,130 shares of its common stock, and common warrants to purchase up to 4,870,130 shares of its common stock (the "Offering"). The shares of common stock and the pre-funded warrants are each being sold in combination with corresponding common warrants. The aggregate offering price for each share of common stock or each pre-funded warrant and, in each case, the accompanying common warrant is $3.08, which was the market price of the common stock as of the close of trading on March 3, 2022.

The pre-funded warrants will have an exercise price of $0.01 per share of common stock, and the common warrants will have an exercise price of $3.54 per share of common stock. The pre-funded warrants will be immediately exercisable and remain exercisable until exercised, while the common warrants will not be exercisable until six months after the date of issuance and will have a term of five years from the first date on which they may be exercised. All securities to be sold in the Offering were sold by the Company. The closing of the offering is expected to occur on or about March 7, 2022, subject to the satisfaction of customary closing conditions.

The gross proceeds to Eyenovia, before deducting offering expenses, are expected to be approximately $15 million. Eyenovia expects to use the proceeds from this offering to advance its MydCombi program, including the ramp-up of its manufacturing capabilities, as well as the continued advancement of the MicroLine clinical program and working capital and general corporate purposes.

The shares of common stock and the warrants are being offered by Eyenovia pursuant to a “shelf” registration statement on Form S-3 that was originally filed on December 14, 2021 and declared effective by the Securities and Exchange Commission (“SEC”) on December 23, 2021, and the base prospectus contained therein (File No. 333-261638). The offering of the shares of common stock and warrants is being made only by means of a prospectus supplement that forms a part of the registration statement. A final prospectus supplement and accompanying base prospectus relating to the securities being offered will be filed with the SEC. Electronic copies of the final prospectus supplement and accompanying base prospectus may be obtained, when available, on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy the securities described herein, nor shall there be any offer, solicitation or sale of the securities described herein in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About Eyenovia, Inc.

Eyenovia, Inc. (NASDAQ: EYEN) is an ophthalmic pharmaceutical technology company developing a pipeline of microdose array print (MAPTM) therapeutics. Eyenovia is currently focused on the late-stage development of microdosed medications for mydriasis, presbyopia and myopia progression. For more information, visit Eyenovia.com.

The Eyenovia Corporate Information slide deck may be found at ir.eyenovia.com/events-and-presentations.

Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Forward-looking statements include, but are not limited to, statements related to the anticipated use of proceeds from the offering, statements regarding the completion of the offering, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions, including estimated market opportunities for our product candidates and platform technology. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and in some cases are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the U.S. Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to, among other things: market conditions and the satisfaction of customary closing conditions for the offering, risks of our clinical trials, including, but not limited to, the costs, design, initiation and enrollment (which could still be adversely impacted by COVID-19 and resulting social distancing), timing, progress and results of such trials; the timing of, and our ability to submit applications for, obtaining and maintaining regulatory approvals for our product candidates; the potential impacts of COVID-19 on our supply chain; the potential advantages of our product candidates and platform technology; the rate and degree of market acceptance and clinical utility of our product candidates; our estimates regarding the potential market opportunity for our product candidates; reliance on third parties to develop and commercialize our product candidates; the ability of us and our partners to timely develop, implement and maintain manufacturing, commercialization and marketing capabilities and strategies for our product candidates; intellectual property risks; changes in legal, regulatory and legislative environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products; and our competitive position. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, Eyenovia does not undertake any obligation to update any forward-looking statements.

Eyenovia Contact:
Eyenovia, Inc.
John Gandolfo
Chief Financial Officer
jgandolfo@eyenovia.com

Eyenovia Investor Contact:
Eric Ribner
LifeSci Advisors, LLC
eric@lifesciadvisors.com
(646) 751-4363

Eyenovia Media Contact:
Eyenovia, Inc.

Norbert Lowe

Vice President, Commercial Operations

nlowe@eyenovia.com